ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-156695
Dated October 27, 2009
UBS Exchange Traded Access Securities
(UBS E-TRACS) Products
Exchange Traded Notes (ETNs) are senior, unsecured, unsubordinated debt securities that are designed to track the total return of a specific market index, less investor fees, and provide investors with exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies.
UBS Exchange Traded Access Securities (UBS E-TRACS) are innovative new investment products offering easy access to markets and strategies that may not be readily available to individual investors. After their initial offering, UBS E-TRACS ETNs can be bought and sold through a broker or financial advisor on a US securities exchange. ETNs are not equities or index funds, but they do share several characteristics with those products.

Product Name	Ticker Symbol	Fee (bps)	Exchange	Maturity Date

DJ-UBS Commodity Index TR*	DJCI	50bps	NYSE Arca	October 31, 2039

CMCI TR	UCI	65bps	NYSE Arca	April 1, 2038

CMCI Agriculture TR	UAG	65bps	NYSE Arca	April 1, 2038

CMCI Industrial Metals TR	UBM	65bps	NYSE Arca	April 1, 2038

CMCI Energy TR	UBN	65bps	NYSE Arca	April 1, 2038

CMCI Food TR	FUD	65bps	NYSE Arca	April 1, 2038

CMCI Livestock TR	UBC	65bps	NYSE Arca	April 1, 2038

CMCI Gold TR	UBG	30bps	NYSE Arca	April 1, 2038

CMCI Silver TR	USV	40bps	NYSE Arca	April 1, 2038

CMCI Long Platinum TR	PTM	65bps	NYSE Arca	May 14, 2018

CMCI Short Platinum ER*	PTD	65bps	NYSE Arca	May 14, 2018

*TR=Total Return and ER=Excess Return
Contact us
If you have a question or would like to request additional information about UBS E-TRACS, please feel free to contact us.
Customer support: 1-877-ETRACS 5 (1-877-387-2275)
Hours available: Monday to Friday 8:00 a.m. — 5:00 p.m. EST
Website: www.ubs.com/e-tracs
This material is issued by UBS AG or an affiliate thereof (“UBS”).
The contact information provided is for general inquiries regarding UBS E-TRACS. Inquiries addressed to UBS, whether through phone or email, may be viewed, handled or answered by, or otherwise available to, third parties. Accordingly, confidential information should not be communicated using the contact details provided above. Personal inquiries involving customer-specific problems and/or that include confidential client information should be placed through your financial intermediary.
Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC. (http://www.sipc.org/) An investment in the UBS E-TRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS E-TRACS ETNs. UBS E-TRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the UBS E-TRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2009. The key symbol and UBS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are services marks of UBS and/or Bloomberg. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.